RETAINED INTEREST AGREEMENT

This Agreement is made as of the 23rd day of September, 2011 (the “Effective Date”).

BETWEEN:

ALMADEN MINERALS LTD., a body corporate amalgamated under the laws of British Columbia, having an address at Suite 1103, 750 West Pender Street, Vancouver, B.C. V6C 2T8

(hereinafter called “Almaden”)

OF THE FIRST PART

AND:

0919921 B.C. LTD., a body corporate incorporated under the laws of British Columbia, having an address at Suite 2184, 1055 Dunsmuir Street, Vancouver, B.C. V7X 1L3

(hereinafter called “0919921”)

OF THE SECOND PART

AND:

GOLDGROUP MINING INC., a body corporate continued under the laws of British Columbia, having an address at Suite 2184, 1055 Dunsmuir Street, Vancouver, B.C. V7X 1L3

(hereinafter called “Goldgroup”)

OF THE THIRD PARTY

WHEREAS:

A. Almaden is causing its subsidiary, Minera Gavilan, S.A. de C.V. (“Minera Gavilan”), to enter into a transfer agreement (the “Transfer Agreement”) of even date whereunder all property rights in and to the Mexican property known and described as the Caballo Blanco Property (as defined in the Transfer Agreement) are transferred to Goldgroup’s subsidiary, Candymin S.A. de C.V. (“Candymin”);

B. Almaden was instrumental in developing the concepts which lead to the acquisition of the Caballo Blanco Property and for the initial exploration activities on the Caballo Blanco Property; and

C. Pursuant to a protocol arrangement attached as Schedule “A” to this Agreement, Almaden retained a beneficial interest in the Caballo Blanco Property concepts (the “Retained Interest”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained and for other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged) it is agreed as follows:

1. DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in Schedule “B” and elsewhere in this Agreement shall have the defined meaning wherever used in this Agreement, including the Schedules.

1.2 Cross-References. References to “Schedules,” “Articles”, “Sections” and “Subsections” refer to Schedules, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Schedules.

2.REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Goldgroup and 0919921. Goldgroup and 0919921 are providing the representations and warranties attached in Schedule “C” to this Agreement and acknowledge that Almaden is relying on such representations and warranties to enter into this Agreement.

2.2 Representations and Warranties of Almaden. Almaden is providing the representations and warranties attached in Schedule “D” to this Agreement and acknowledges that Goldgroup and 0919921 are relying on such representations and warranties to enter into this Agreement.

3.TRANSFER OF THE RETAINED INTEREST

3.1 In consideration of the transfer of common shares of Goldgroup by 0919921 to Almaden as herein provided, on the Closing Date, Almaden shall transfer to 0919921 all its right, title and interest in and to the Retained Interest.

3.2 Subject to acceptance for filing by the Toronto Stock Exchange (the “Exchange”) of this Agreement including the authorization of the allotment and issue of the common shares of the capital of Goldgroup as herein provided, on the Closing Date, 0919921 shall transfer to Almaden 7,000,000 common shares of Goldgroup as fully paid and non-assessable shares, free and clear of any and all encumbrances and restrictions save and except the restriction on alienation set out in Schedule “E”.

4.CLOSING ARRANGEMENTS

4.1 Conditions in Favour of Goldgroup and 0919921. The obligation of 0919921 to purchase the Retained Interest from Almaden on the Closing Date is subject to satisfaction or waiver by Goldgroup and/or 0919921 of the following terms and conditions for the exclusive benefit of Goldgroup and 0919921:

(a)
the representations and warranties of Almaden contained in Schedule “D” of this Agreement will be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time; and

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by Almaden on or before the Closing Date will have been complied with or performed in all material respects, or such compliance or performance will have been waived by Goldgroup and/or 0919921.

If any of the conditions contained in this Section 4.1 will not be performed or fulfilled on or before the Closing Date to the satisfaction of Goldgroup and/or 0919921, acting reasonably, Goldgroup and/or 0919921 may, by notice to Almaden, terminate this Agreement and thereupon the obligations of the Parties under this Agreement will terminate.

4.2 Conditions in Favour of Almaden. The obligation of Almaden to sell the Retained Interest to 0919921 on the Closing Date is subject to the satisfaction or waiver by Almaden of the following terms and conditions for the exclusive benefit of Almaden:

(a)
the representations and warranties of Goldgroup and 0919921 contained in Schedule “C” of this Agreement will be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time; and

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by Goldgroup and 0919921 on or before the Closing Date will have been complied with or performed in all material respects, or such compliance or performance will have been waived by Almaden;

If any of the conditions contained in this Section 4.2 will not be performed or fulfilled on or before the Closing Date to the satisfaction of Almaden acting reasonably, Almaden may terminate this Agreement and thereupon the obligations of the Parties under this Agreement will terminate.

4.3 Closing Date. At the Time of Closing:

(a)	Almaden shall deliver or cause to be delivered to Goldgroup and Candymin:

(i)
a certificate of a senior officer of Almaden dated as of the Closing Date certifying that the representations and warranties of Almaden contained in Schedule “D” of this Agreement are true and correct in all material respects as of the date made and as of the Closing Date and that all covenants contained in the Agreement have been performed;

	(ii)	an instrument of transfer, transferring the Retained Interest to 0919921, duly executed by Almaden; and

	(iii)	the Irrevocable Proxy, duly executed by Almaden.

(b)	Goldgroup and/or 0919921 shall deliver or cause to be delivered to Almaden:

(i)
certificates of a senior officer of each of Goldgroup and 0919921 dated as of the Closing Date certifying that the representations and warranties of Goldgroup and 0919921 contained in Schedule “C” of this Agreement are true and correct in all material respects as of the date made and as of the Closing Date and that all covenants contained in the Agreement have been performed;

	(ii)	a share certificate registered to Almaden representing 7,000,000 common shares of Goldgroup.

4.4 Closing. The closing shall take place at 10:00 a.m. (Vancouver time) (the “Time of Closing”) on the Closing Date at the offices of Blake, Cassels and Graydon LLP in Vancouver, British Columbia, or at such other time on the Closing Date or such other place as may be agreed to by the Parties.

5. COVENANT TO VOTE SHARES

5.1 Voting. For so long as Almaden or any of its affiliates are shareholders of Goldgroup, Almaden covenants and agrees that at every meeting of the shareholders of Goldgroup with respect to any matter brought before the shareholders of Goldgroup for their consideration and approval, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Goldgroup with respect to any matter brought to the shareholders of Goldgroup for their consideration and approval, Almaden and any of its affiliates shall vote all shares of Goldgroup (to the extent such shares have voting rights), or shall sign a written consent in lieu of a meeting, in accordance with the recommendation of the board of directors of Goldgroup.

5.2 Almaden or any of its affiliates shall not enter into any agreement or understanding with any person to vote or otherwise give instructions in any manner inconsistent with this Section 5.

5.3 Irrevocable Proxy. At Goldgroup’s request, Almaden covenants and agrees to deliver to Goldgroup an irrevocable proxy addressing the matters in Section 5.1 hereof, which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of shares of Goldgroup, owned or controlled, indirectly or directly, by Almaden or its affiliates.

5.4 Additional Documents. Almaden covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Section 5.

6. INDEMNIFICATION

6.1 All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement shall not merge on the Closing Date but shall survive the execution, delivery and performance of this Agreement, the Closing Date and the execution and delivery of any transfer documents and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Retained Interest and the rights in and under the Retained Interest.

6.2 Almaden shall indemnify Goldgroup and 0919921 and their respective Indemnified Parties and save them fully harmless against, and will reimburse them on an after tax basis for, any Losses arising from, in connection with or related in any manner whatsoever to:

(a)
any incorrectness in or breach of any representation or warranty of Minera Gavilan or Almaden contained in this Agreement, the Transfer Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any breach or any non-fulfillment of any covenant or agreement on the part of Minera Gavilan or Almaden contained in this Agreement, the Transfer Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(c)
any taxes required to be paid by the Minera Gavilan or Almaden, in connection with the Caballo Blanco Property, relating or attributable to any period ending on or before the commencement of the Option Period (as defined in the Caballo Option Agreement).

6.3 Goldgroup and 0919921 shall indemnify Almaden its Indemnified Parties and save them fully harmless against, and will reimburse them on an after tax basis for, any Losses arising from, in connection with or related in any manner whatsoever to:

(a)
any incorrectness in or breach of any representation or warranty of 0919921 or Goldgroup contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)
any breach or any non-fulfillment of any covenant or agreement on the part of 0919921 or Goldgroup contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

7.INTERIM COVENANTS

7.1 During the Interim Period Almaden shall:

(a)
cause Minera Gavilan to conduct its business in connection with the Caballo Blanco Property in the ordinary course and in compliance with Applicable Law and in accordance with past custom and practice and cause Minera Gavilan to comply with the interim covenants as set forth in the Transfer Agreement;

(b)
not, and shall cause Minera Gavilan to not, enter into any transaction or perform any act which is inconsistent with the successful completion of the acquisition of, among other things, the Caballo Option (as defined in the Transfer Agreement) by Candymin pursuant to the Transfer Agreement, or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect any of the representations and warranties of Almaden as set forth in this Agreement or the representations and warranties of Minera Gavilan as set forth in the Transfer Agreement; and

(c)	not enter into any transaction or perform any act which is inconsistent with the successful completion of the acquisition of the Retained Interest pursuant to this Agreement.

8. TERMINATION

8.1 This Agreement may be terminated at any time:

(a)	by the written agreement of the Parties;

(b)
by any Party by written notice to the other at any time if there is instituted by or against the other Party proceedings in the nature of bankruptcy or under insolvency laws or for receivership or dissolution and the other Party does not in good faith contest such proceedings or the other Party makes an assignment for the benefit of its creditors or a receiver or receiver-manager is appointed or the other Party is adjudged bankrupt;

(c)	by Goldgroup and/or 0919921 as contemplated in Section 4.1; and

(d)	by Almaden as contemplated in Section 4.2.

9. GENERAL PROVISIONS

9.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to any Party shall be in writing, and shall be addressed respectively as follows:

If to Almaden:

Almaden Minerals Ltd.
Suite 1103, 750 West Pender Street
Vancouver, B.C. V6C 2T8
Attention:	Morgan Poliquin
Telephone:	604-689-7644
Facsimile:	604-689-7645

If to 0919921:

0919921 B.C. Ltd.
Suite 2184, 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Attention:	President
Telephone:	604.682.1943
Facsimile:	604.682.5596
Email:	jsutherland@goldgroupmining.com

With a copy to:

Blake, Cassels & Graydon LLP
2600 – 595 Burrard Street
Vancouver, B.C. V7X 1L3
Attention:	Steve McKoen
Telephone:	604.631.3300
Facsimile:	604.631.3309
Email:	steve.mckoen@blakes.com

If to Goldgroup:

Goldgroup Mining Inc.
Suite 2184, 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Attention:	Chief Financial Officer
Telephone:	604.682.1943
Facsimile:	604.682.5596
Email:	jsutherland@goldgroupmining.com

With a copy to:

Blake, Cassels & Graydon LLP
2600 – 595 Burrard Street
Vancouver, B.C. V7X 1L3
Attention:	Steve McKoen
Telephone:	604.631.3300
Facsimile:	604.631.3309
Email:	steve.mckoen@blakes.com

All Notices shall be given (a) by personal delivery to the Party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any Party may change its address by Notice to the other Parties.

9.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

9.3 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

9.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Schedules to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.5 Waiver. The failure of any Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

9.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all Parties.

9.7 Rule Against Perpetuities. The Parties do not intend that there shall be any violation of any applicable rule against perpetuities or any applicable rule against unreasonable restraints on the alienation of property. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by any such rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that the provision for such right or option may be varied in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

9.8 Further Assurances. Each Party shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

9.9 Entire Agreement. Subject to the terms of the Transfer Agreement and the Royalty Agreement annexed thereto as Schedule “F”, this Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof.

9.10 Enurement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

9.11 Words of Limitation. The word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

9.13 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the Province of British Columbia and the Federal Laws of Canada. Each Party irrevocably and unconditionally agrees that any and all disputes shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ALMADEN MINERALS LTD.

/s/Duane Poliquin
By
Authorized Signatory

0919921 B.C. LTD.

/s/John Sutherland
By
Authorized Signatory

GOLDGROUP MINING INC.

/s/Keith Piggott
By
Authorized Signatory

Schedule “A”
Protocol of Arrangements

Schedule “B”
Definitions

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement (including a requirement arising at common law) having the force of law, and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Caballo Option Agreement” means the option agreement dated May 31, 2007 between Almaden, Minera Gavilan, Canadian Gold Hunter Corp. (now NGEx Resources Inc.) and Minera Cardel.

“Closing Date” shall mean the date that is 2 business days after the Parties receive acceptance for filing by the Exchange of this Agreement including the authorization of the allotment and issue of the common shares of Goldgroup as provided in Section 3 of this Agreement.

“Encumbrances” has the meaning given to that term in the Caballo Option Agreement.

“Environmental Law” means all Applicable Law in respect of the natural environment, public or occupational health or safety, and those pertaining to reporting, licensing, permitting, investigation, remediation and clean up in connection with any presence, release, discharge, escape or disposal of contaminants (being any substance or material that is prohibited, controlled or regulated pursuant to any applicable Environmental Law) or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of contaminants.

“Existing Encumbrances” has the meaning given to that term in the Caballo Option Agreement and includes the net smelter return royalties payable to NGEx Resources Inc. and Yolanda Alvarez Gudini.

“Governmental Authority” means any national, federal, provincial, state, regional, municipal, local or county government or authority or political subdivision thereof, including any ministry, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body (including, for greater certainty, the Instituto Nacional de Antropología e Historia) having jurisdiction over the matter or matters in question.

“Hazardous Substance” means any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any Environmental Law or other Applicable Law.

“Interim Period” shall have the definition provided in the Transfer Agreement.

“Losses” means actual losses, liabilities, damages, injuries, costs or expenses.

“Parties” means Almaden, Goldgroup and 0919921, or “Party” means any one of them.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

Schedule “C”
Representations and Warranties of Goldgroup and 0919921

Representations and Warranties of Goldgroup and 0919921. Goldgroup and 0919921 represent and warrant to Almaden as follows:

(a)
Organization. It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Authority. It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)
Conflicts. It will not breach any other agreement by entering into and performing this Agreement, nor will entering into and performing this Agreement result in a default under any instrument by which it is bound or to which its properties are subject nor will such actions conflict with or result in any violation of the provisions of any Laws;

(d)	Orders. It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of this Agreement;

(e)
Consents. No consent, approval, authorization, order, registration, notification or qualification of or with any court, government agency, or other regulatory authority is required in order that it may execute and deliver this Agreement and perform its obligations hereunder as contemplated herein,

(f)	Execution. This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

(g)
Bankruptcy and Insolvency. It has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had a petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

Schedule “D”
Representations and Warranties of Almaden

Representations and Warranties of Almaden. Almaden represents and warrants to Goldgroup and 0919921, as follows:

(a)
Organization. It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Authority. It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)
Conflicts. It will not breach any other agreement by entering into and performing this Agreement, nor will entering into and performing this Agreement result in a default under any instrument by which it is bound or to which its properties are subject nor will such actions conflict with or result in any violation of the provisions of any Laws;

(d)	Orders. It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of this Agreement;

(e)
Consents. No consent, approval, authorization, order, registration, notification or qualification of or with any court, government agency, or other regulatory authority is required in order that it may execute and deliver this Agreement and perform its obligations hereunder as contemplated herein;

(f)	Execution. This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(g)
Bankruptcy and Insolvency. It has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had a petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property;

(h)
No Brokers. Neither Almaden nor Minera Gavilan have agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the transactions contemplated by this Agreement or any similar transaction for which Minera Gavilan or Almaden may become responsible;

(i)
No Default. Minera Gavilan and Almaden are not in default under, and prior to the date of the Caballo Option Agreement there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under any contract, agreement, lease, license, permit, or other instrument or obligation in connection with the Caballo Blanco Property;

(j)
Material Contracts. Minera Gavilan and Almaden have no material contractual commitments or obligations that affect their interest in the Caballo Blanco Property, except for this Agreement, the Caballo Option Agreement and the Spanish language restatement of the Caballo Option Agreement;

(k)
Licences, Permits, etc. At all times, prior to the date of the Caballo Option Agreement, when conducting its business in connection with the Caballo Blanco Property, Minera Gavilan possessed all necessary licences, permits, authorizations, approvals or other evidence of authority necessary to properly conduct such business (the “Licenses”). As at the Closing Date, to the knowledge of Almaden and Minera Gavilan, each License is (i) in full force and effect; and (ii) not subject to any dispute. As at the Closing Date, to the knowledge of Almaden and Minera Gavilan, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any License;

(l)
Interest in the Property. To the knowledge of Almaden and Minera Gavilan, Minera Gavilan is the beneficial owner of an undivided 30% interest in the Caballo Blanco Property and the registered owner of 100% interest in the Caballo Blanco Property, free and clear of any and all Encumbrances, subject to the Existing Encumbrances and the Caballo Option Agreement;

(m)
Adverse Interests. Save and except for the Existing Encumbrances, the Caballo Option Agreement and this Agreement, to the knowledge of Almaden and Minera Gavilan, there are no other agreements, adverse interests or options to acquire or purchase the Caballo Blanco Property or any portion thereof. To the knowledge of Almaden and Minera Gavilan, no Person has any proprietary or possessory interest in the Caballo Blanco Property, subject only to the Existing Encumbrances and the Caballo Option Agreement. Save and except for the Existing Encumbrances, the Caballo Option Agreement and NGEx Agreement to the knowledge of Almaden and Minera Gavilan, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Caballo Blanco Property;

(n)
Compliance with Laws. Prior to the date of the Caballo Option Agreement, each of Almaden and Minera Gavilan have fully complied with all Applicable Laws, including without limitation, Environmental Laws, and Almaden and Minera Gavilan, have not received notice of any breach, violation or default with respect to the Caballo Blanco Property. To the knowledge of Almaden and Minera Gavilan, all of the rights and titles relating to the Caballo Blanco Property have been validly recorded in accordance with the laws of Mexico. To the knowledge of Almaden and Minera Gavilan, conditions on and relating to the Caballo Blanco Property are in compliance with all Applicable Laws, including without limitation, Environmental Laws;

(o)
Property in Good Standing. To the knowledge of Almaden and Minera Gavilan, the mining claims forming part of the Caballo Blanco Property are in good standing or pending and prior to the date of the Caballo Option Agreement no event, condition or occurrence existed that, after notice or lapse of time or both, would constitute a default with respect to the Caballo Blanco Property;

(p)
Hazardous Substances. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Caballo Blanco Property. To Almaden and Minera Gavilan’s knowledge, no claim has ever been asserted and there are no present circumstances known to Almaden and Minera Gavilan which could reasonably form the basis for the assertion of any claim against Minera Gavilan or Almaden for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Caballo Blanco Property of any Hazardous Substance;

(q)
Work Orders. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement there are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Caballo Blanco Property or relating to environmental matters in respect of the Caballo Blanco Property or any operations thereon, nor has Almaden or Minera Gavilan received notice of same;

(r)
Mining Practices. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement, the prospecting work, processes, undertaking and other operations carried on in respect of the Caballo Blanco Property were carried on or conducted in a sound and workmanlike manner and in compliance with sound geological, geochemical and geophysical exploration and mining, engineering and metallurgical practices and, on or after the date of the Caballo Option Agreement, the prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of Minera Gavilan in respect of the Caballo Blanco Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological, geochemical and geophysical exploration and mining, engineering and metallurgical practices. All such work, processes, undertaking and other operations are in compliance with all Applicable Laws;

(s)
Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or to the knowledge of Almaden and Minera Gavilan, threatened against or involving the Caballo Blanco Property or which questions or challenges the validity of the Caballo Option Agreement or this Agreement, or any action taken or to be taken by Almaden or Minera Gavilan pursuant to this Agreement or any other agreement or instrument to be executed and delivered by Almaden or Minera Gavilan or in connection with the transactions contemplated hereby and neither Almaden or Minera Gavilan knows or has any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. Neither Almaden or Minera Gavilan is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Caballo Blanco Property;

(t)	No Condemnation. Almaden and Minera Gavilan have not received notice of the existence of condemnation, expropriation or similar proceedings affecting the Caballo Blanco Property;

(u)
All Material Information. Each of Almaden and Minera Gavilan have made available to Goldgroup and/or NGEx Resources Ltd. all technical data in their possession or under their control relating to the Caballo Blanco Property and have provided to Goldgroup all notices in their possession, or of which Almaden and Minera Gavilan have knowledge, material to conducting mining operations on the Caballo Blanco Property received from any Governmental Authority having jurisdiction over the Caballo Blanco Property and during the Interim Period shall continue to make available to Goldgroup all such technical information or notices in their possession or under their control relating to the Caballo Blanco Property;

(v)	Accredited Investor. Almaden is an “accredited investors” within the meaning of National Instrument 45-106 Prospectus and Registration Exemptions; and

(w)
Insider. Almaden and Minera Gavilan are not insiders of Goldgroup, as defined by the Securities Act (British Columbia) or under Canadian securities laws and regulations and the policies of the Exchange. Almaden and Minera Gavilan are not acting jointly or in concert with any insiders of Goldgroup.

Schedule “E”
Share Legends and Restrictions on Alienation

1.
0919921 shall transfer to Almaden 7,000,000 common shares of Goldgroup in accordance with Section 3.2 of this Agreement and such shares shall bear a legend stating that they shall not be traded until the dates set out below:

(i)
As to 3,500,000 shares, such shares shall not be subject to any restrictions on alienation other than the 4 month and one day hold period established under Canadian securities law and regulations and the policies of the Exchange (the “Hold Period”) and the share certificate representing such shares shall be so legended; and

(ii)	As to the remaining 3,500,000 shares, such shares shall not be sold or otherwise alienated for a period of 6 months after the expiry of the Hold Period.